UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 23, 2025
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OneSpan Inc.
(Exact name of registrant as specified in charter)
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Delaware	000-24389	36-4169320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1 Marina Park Drive, Unit 1410
Boston, Massachusetts 02210
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (312) 766-4001
N/A
(Former name, former address and former fiscal year, if changed since last report)
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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	OSPN	NASDAQ
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 1.01 Entry into a Material Definitive Agreement

On June 23, 2025, OneSpan Inc. (the “Company”) and certain subsidiaries of the Company entered into a $100,000,000 Credit Agreement (the “Credit Agreement”) with MUFG Bank, Ltd., as Administrative Agent, Swingline Lender and L/C Issuer (“MUFG”), and the lenders party thereto. The Credit Agreement provides for a $100,000,000 revolving credit facility with a $10,000,000 letter of credit sublimit. As of June 23, 2025, there were no outstanding borrowings under the Credit Agreement.

The proceeds of borrowings under the Credit Agreement may be used for general corporate purposes. The Company may borrow, repay and reborrow funds under the revolving credit facility until its maturity on June 23, 2030. Revolving loans may be prepaid by the Company, subject to notice and minimum threshold requirements, without penalty or premium, subject to customary breakage costs.

The Company is obligated to pay customary closing fees, arrangement fees and administration fees for a credit facility of this size and type. The Company is required to pay a commitment fee on the daily unused amount of the revolving credit facility commitments ranging from 0.25% to 0.30% per annum, depending on the Company’s consolidated net leverage ratio.

At the Company’s election, borrowings under the credit facility will bear interest at either (i) the base rate, defined as the highest of (a) the MUFG prime rate, (b) the federal funds rate plus 0.50%, and (c) term SOFR plus 1.00%, in each case, subject to a 1.00% floor, (ii) the term SOFR rate, (iii) the alternative currency daily rate, or (iv) the alternative currency term rate, in each case, plus the applicable rate. The applicable rate varies based on the Company’s consolidated net leverage ratio and will range from 1.00% to 1.50% for base rate loans and 2.00% to 2.50% for term SOFR and alternative currency loans. With respect to term SOFR and alternative currency term rate loans, the Company may elect an interest period of one (1), three (3) or six (6) months.

The Credit Agreement also provides that the Company may, with the agreement of the lenders and/or new lenders and subject to certain conditions and limitations, add one or more incremental revolving facilities to increase commitments under the credit facility in an aggregate amount not to exceed the greater of (x) $100,000,000 and (y) 100% of Consolidated EBITDA (as defined in the Credit Agreement) for the four consecutive fiscal quarters most recently ended for which financial statements have been delivered pursuant to the terms of the Credit Agreement.

All of the Company’s obligations under the Credit Agreement are secured by a first-priority lien and security interest in substantially all of the Company’s and certain of the Company’s subsidiaries’ tangible and intangible assets, including intellectual property and all of the equity interests in the Company’s direct subsidiaries, subject to certain limitations, including with respect to foreign subsidiaries. In addition, any material subsidiaries of the Company, subject to certain exclusions, will be required to guaranty the obligations under the Credit Agreement and grant a lien and pledge, as applicable, on substantially all of their tangible and intangible property to secure the obligations under the Credit Agreement.

The Credit Agreement contains certain representations and warranties, affirmative covenants, negative covenants and conditions that are customarily required for similar financings. The negative covenants include certain financial covenants and limitations on indebtedness, liens, investments, fundamental changes, asset dispositions, restricted payments and transactions with affiliates. The Credit Agreement contains other customary provisions, such as expense reimbursement, non-disclosure obligations, as well as indemnification rights for the benefit of the lenders. The Credit Agreement contains customary events of default relating to, among other things, payment defaults, breach of covenants, cross defaults to material indebtedness, bankruptcy-related defaults, judgment defaults, and the occurrence of certain change of control events. If an event of default occurs, the lenders under the Credit Agreement will be entitled to take various actions, including the termination of commitments and the acceleration of amounts due under the Credit Agreement in addition to charging default interest.

The foregoing summary of the material terms of the Credit Agreement does not purport to be complete and is qualified in entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the disclosures of the material terms and conditions of the Credit agreement included in Item 1.01 of this Current Report on Form 8-K are incorporated into this Item 2.03 by reference.

ITEM 9.01 Financial Statements and Exhibits
(d)Exhibits.

Exhibit Number	Description
10.1
Credit Agreement, dated as of June 23, 2025, by and among OneSpan Inc., as Borrower, certain subsidiaries of OneSpan Inc., as Guarantors, the Lenders party thereto, and MUFG Bank, Ltd., as Administrative Agent, Swingline Lender and L/C Issuer.

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2025	OneSpan Inc.

/s/ Jorge Martell
Jorge Martell
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)